Exhibit 77(k)

                     FOR PILGRIM SMALLCAP OPPORTUNITIES FUND

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

KPMG LLP will be the independent auditor of the Fund for the fiscal year ending December 31, 2000, and through the fiscal period May 31, 2001.